2350 N. Sam Houston Parkway East Suite 125 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES

CAPITAL PROGRAM AND GUIDANCE FOR 2009

Production Projected to Grow Approximately 48% in 2009,

Driven by Company’s Low-Cost Fayetteville Shale Play

Balance Sheet and Financial Flexibility in Excellent Condition

Houston, Texas – December 18, 2008...Southwestern Energy Company (NYSE: SWN) today announced a planned capital investment program for 2009 of approximately $2.0 billion, including approximately $1.5 billion of planned investments in its Fayetteville Shale play in Arkansas. The company’s 2009 capital program includes approximately $1.78 billion for its exploration and production segment, $220 million for its midstream segment and $40 million for other corporate purposes.

“2008 has been an incredible year for Southwestern Energy. We have seen significant improvements in our well performance in the Fayetteville Shale over the past several quarters, resulting in remarkable growth in our production levels and, correspondingly, our earnings and cash flow. Meanwhile, the turbulent times in the financial and commodity markets are having a considerable impact on both the national economy and our industry. As a result, we will enter 2009 with both caution and optimism. We believe the future for Southwestern is very bright and that 2009 will be another record year for our company. The company is well positioned with an extremely strong balance sheet and financial position and an opportunity set that rivals any in our industry with our Fayetteville Shale play,” stated Harold M. Korell, Chairman and Chief Executive Officer of Southwestern Energy.

“In 2009, we will continue to operate 20-21 rigs in the Fayetteville Shale play and, with the improvements in our drilling times, we currently expect to participate in approximately 620 horizontal wells (470 operated), compared to an estimated 520 wells in 2008, as we continue to develop our significant acreage position. As a result of our planned investments, we expect our 2009 production to be in a range of 280 to 284 Bcfe, which is an increase of approximately 48% compared to our expected 2008 levels,” stated Korell.

“Finally, our current financial position and balance sheet are in excellent shape as we enter 2009. We expect to fund our 2009 investment program through the combination of our increased cash flow, over $200 million of cash on hand and modest borrowings under our $1 billion revolving credit facility. As a result, we believe our long-term debt-to-total capitalization ratio will be little changed from year-end 2008, ranging between 24% and

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26% at year-end 2009. While we understand that these are uncertain times, our low cost operations, our track record of improving performance in the Fayetteville and our financial flexibility will allow us to add significant value for our shareholders,” stated Korell.

Southwestern currently plans to invest a total of approximately $1.5 billion in the Fayetteville Shale play in 2009, including approximately $200 million for expansions to its gathering systems. This compares to approximately $1.4 billion and $175 million, respectively, in 2008. The 2009 total also includes approximately $65 million in deferred well completions due to the delay of the Fayetteville Lateral portion of the Texas Gas Transmission Pipeline (Boardwalk). During 2008, the company has seen very positive results from extending its horizontal lateral lengths and using closer perforation cluster spacing in its completions and 12 of the company’s top 15 wells based on initial production rates were completed within the last six months. In 2009, the company expects its average completed lateral length to be approximately 3,800 feet and that cluster perforation spacing of 75 feet or less will be used on all of its wells in the Fayetteville. Due to the increased costs associated with the longer laterals, larger fracture stimulations resulting from closer perforation clusters and the increased number of completion stages, the company is currently projecting average completed well costs of $3.0 to $3.25 million per well for 2009. Approximately 50% of the company’s wells will be developed on multi-well pads, and over 95% of its wells will be drilled with the benefit of its growing 3-D seismic database.

In 2009, Southwestern will maintain active drilling programs in its conventional Arkoma Basin and East Texas focus areas, yet at reduced levels compared to 2008. In the company’s conventional Arkoma Basin drilling program, it plans to invest approximately $87 million in 2009 and participate in approximately 50 wells. This compares to an estimated $130 million invested in the Arkoma Basin during 2008. The company also plans to invest approximately $121 million in East Texas in 2009, where it expects to participate in approximately 40 wells, 34 of which are planned to be horizontal wells targeting the James Lime formation. This compares to an estimated $150 million invested in East Texas during 2008. In the Marcellus Shale play in Pennsylvania, the company plans to invest approximately $42 million in 2009, to acquire additional land and seismic data and drill two wells. This compares to an estimated $61 million invested in Pennsylvania during 2008. Southwestern also expects to invest $47 million in various other unconventional, exploration and New Ventures projects in 2009. In total, Southwestern plans to participate in approximately 720 wells in 2009, compared to an estimated 710 wells drilled during 2008.

Of the approximate $1.78 billion E&P capital budget for 2009, $1.43 billion (or 80%) will be invested in development and exploratory drilling, $63 million in seismic and other geological and geophysical (G&G) expenditures, $68 million in leasehold and $213 million in capitalized interest and expenses and other equipment, facilities and technology-related expenditures. Southwestern’s investment in 3-D seismic data includes plans to acquire or license approximately 260 square miles of 3-D seismic data in the Fayetteville Shale in 2009, in addition to the approximately 975 square miles of 3-D seismic data that it will have acquired by year-end 2008.

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Southwestern Issues Guidance for 2009

Southwestern is targeting 2009 total oil and gas production of 280 to 284 Bcfe, an increase of approximately 48% over the company’s current forecasted 2008 production of 190 to 192 Bcfe (using midpoints). Approximately 229 to 232 Bcf of the 2009 targeted gas production is projected to come from the company’s activities in the Fayetteville Shale play, up from approximately 127 to 130 Bcf in 2008.

As of December 18, 2008, the company has approximately 135 Bcf of 2009 natural gas production hedged (approximately 48% of its targeted total) through a combination of fixed-priced swaps and collars with a weighted average floor price of $8.48 per Mcf. The differential for the average price received for its gas production is expected to be approximately $0.75 per Mcf below the NYMEX Henry Hub index price, including the impact of the company’s efforts to protect its basis differentials.

The company’s midstream segment is expected to generate approximately $95 to $100 million in operating income in 2009 from its gathering and marketing activities. In 2009, the company expects net interest expense to be $34 to $36 million ($66 to $68 million before capitalization). Income taxes in 2009 are estimated at 38%, and assumed to be deferred. The company’s projected results are as follows:

Estimated Production by Quarter in 2009

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2009
Total Production (Bcfe)	60 - 61	67 - 68	74 - 75	79 - 80	280 - 284

Estimated E&P Operating Expenses in 2009 ($ per Mcfe)

Lease Operating Expenses	$0.92 - $0.97
General & Administrative Expense	$0.32 - $0.37
Taxes, Other Than Income Taxes	$0.25 - $0.30

Other Operating Income and Expenses ($ in millions)

Midstream Operating Income	$95.0 - $100.0
Net Interest Expense	$34.0 - $36.0
Income Tax Rate (99% Deferred)	38.0%

Assuming a NYMEX commodity price of $6.00 per Mcf of gas for 2009, the company is targeting net income of $565 - $570 million and net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) of $1,535 - $1,545 million in 2009. The company expects its operating income to approximate $955 - $960 million and its net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA, a non-GAAP measure; see “Explanation and Reconciliation of Non-GAAP Financial Measures” below) to be approximately $1,565 - $1,575 million in 2009. The company’s long debt-to-total capitalization ratio is expected to range between 24% and 26% at year-end 2009.The company has also provided additional price scenarios and their corresponding estimated financial results for 2009 in the table below:

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NYMEX
Commodity			Net
Prices	Net Income	Operating Income	Cash Flow (1)	EBITDA (1)
$5.00 Gas	$475 - $480	$810 - $815	$1,390 - $1,400	$1,420 - $1,430
	Million	Million	Million	Million
$6.00 Gas	$565 - $570	$955 - $960	$1,535 - $1,545	$1,565 - $1,575
	Million	Million	Million	Million
$7.00 Gas	$655 - $660	$1,095 - $1,100	$1,665 - $1,675	$1,700 - $1,710
	Million	Million	Million	Million

(1)

Net cash provided by operating activities before changes in operating assets and liabilities and EBITDA are non-GAAP measures; see Explanation and Reconciliation of Non-GAAP Financial Measures below.

Current Update on the Company’s Fayetteville Shale Operations

Fayetteville Shale Play - At December 15, 2008, the company’s gross operated production rate from the Fayetteville Shale play was approximately 670 MMcf per day, as shown in the graph below.

Gross operated production of approx.
670 MMcf/d as of December 15, 2008
Gross Production (MMcf/d)
800
600
400
200
0
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08

Due to limited takeaway capacity resulting from the delay in the completion of Phase 1 of the Fayetteville Lateral portion of the Texas Gas Transmission Pipeline (Boardwalk), the company’s production was reduced beginning in the third quarter of 2008. Phase 1 facilities include the portion of the Fayetteville Lateral from its western terminus near Grandview in eastern Conway County, Arkansas, to the points of interconnection with NGPL, MRT, and TETCO near Bald Knob, Arkansas. As a result of the delay, the company currently has approximately 20 to 30 wells waiting on additional takeaway capacity and an incremental 50 to 60 wells drilled and waiting to be completed. The company currently expects to be

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transporting gas to markets through the Phase 1 facilities of the Fayetteville Lateral in late December 2008.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

2009 Guidance
NYMEX Commodity Price Assumptions
	$5.00 Gas	$6.00 Gas	$7.00 Gas
($ in millions)
Net cash provided by operating activities	$1,390-$1,400	$1,535-$1,545	$1,665-$1,675
Add back (deduct):
Assumed change in operating asset and liabilities	--	--	--
Net cash provided by operating activities before
changes in operating assets and liabilities	$1,390-$1,400	$1,535-$1,545	$1,665-$1,675

EBITDA is defined as net income plus interest, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles 2009 forecasted EBITDA with 2009 forecasted net income.

2009 Guidance
NYMEX Commodity Price Assumptions
	$5.00 Gas	$6.00 Gas	$7.00 Gas
($ in millions)
Net income	$475-$480	$565-$570	$655-$660
Add back:
Provision for income taxes - deferred	291-294	346-349	401-404
Interest expense	34-36	34-36	34-36
Depreciation, depletion and amortization	610-620	610-620	610-620
EBITDA	$1,420-$1,430	$1,565-$1,575	$1,700-$1,710

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Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the impact of federal, state and local government regulation, including any increase in severance taxes; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to

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certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.